Exhibit 99.01

7000 Cardinal Place

Dublin, OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media: Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors: Bob Reflogal (614) 757-7542 bob.reflogal@cardinal.com

CARDINAL HEALTH NARROWS FISCAL 2007 EPS RANGE,

CLARIFIES 2008 OUTLOOK

DUBLIN, Ohio, April 27, 2007 — Cardinal Health announced today a narrowing of its earnings-per-share range for the current fiscal year and provided additional detail to clarify its outlook for next year.

For fiscal 2007, ending June 30, the company said it expects non-GAAP diluted earnings per share (EPS) from continuing operations to be $3.32 to $3.40, in the upper half of the range it previously provided. For fiscal 2008, Cardinal Health expects non-GAAP diluted EPS from continuing operations to be above its long-term goal of 12-15 percent growth and in a range of $3.95 to $4.15.

CEO R. Kerry Clark said: “Following our third-quarter earnings report yesterday, I want to provide further clarity to our expectations for Cardinal Health’s fiscal 2007 and fiscal 2008 outlook. With three quarters of the year behind us, we expect to finish this year in the upper half of our range. And with a solid fiscal 2008 ahead for much of the business, combined with the year-on-year impact of our PTS divestiture — including the share repurchase to be completed with proceeds from the sale — we would expect fiscal 2008 EPS growth to be materially above our long-term range. As we continue through our normal planning processes, we will be in a position to provide more specifics around FY08 during the latter part of this quarter.”

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $80 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining software and the CareFusion® patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

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CARDINAL HEALTH NARROWS FISCAL 2007 EPS RANGE, CLARIFIES 2008 OUTLOOK

Non-GAAP Financial Measures

The Company presents Non-GAAP diluted EPS from continuing operations, which is (earnings from continuing operations, excluding special items and impairment charges and other, both net of tax) divided by diluted weighted average shares outstanding. The most directly comparable forward-looking GAAP measure is earnings per share. The Company is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure because the Company cannot reliably forecast special items and impairment charges and other, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact the Company’s future net earnings.

Cautions Concerning Forward-Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings, or settlement discussions with regulatory authorities or plaintiffs in any action against the company; uncertainties related to completing a settlement of the class-action securities litigation or, if completed, obtaining court approval of the settlement, uncertainties regarding whether the amount reserved associated with the class-action securities litigation will be sufficient, and uncertainties regarding the timing or final terms of any settlement; and general economic and market conditions. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.